           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 17 to Registration Statement No.333-14087 on Form N-1A of our report dated October 16, 2006, relating to the financial statements and financial highlights of Oppenheimer Real Asset Fund appearing in the Annual Report on
Form N-CSR of Oppenheimer Real Asset Fund for the year ended August 31, 2006, and to the references to us under the headings "Independent Registered Public
Accounting Firm" in the Statement of Additional Information and "Financial
Highlights" in the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
-------------------------
DELOITTE & TOUCHE LLP

Denver, Colorado
December 28, 2006